Exhibit 99.1

COTY INC. ANNOUNCES ACQUISITION OF

HYPERMARCAS’ BEAUTY & PERSONAL CARE BUSINESS

Strong Position in the Brazilian Beauty & Personal Care Market Provides Coty a Critical Mass Platform
into the World’s Third-Largest Beauty Market

NEW YORK – November 2, 2015 – Coty Inc. (NYSE: COTY) announced today that it has entered into a definitive agreement to acquire the personal care and beauty business (the “Beauty Business”) of Hypermarcas S.A. (BM&FBovespa: HYPE3) for approximately $1.0 billion (R$3.8 billion) in cash. The transaction will be funded with a combination of cash on hand and available debt facilities.

The Beauty Business is a $253.5 million (R$977.5 million) net revenue business as of 2014, with an offering of brands that hold leading positions in the highly competitive Brazilian beauty and personal care market, which is the third largest in the world. Brands that Coty would acquire include:

•	Monange – a multi-category personal care brand (body care, hair care, female deodorant)
•	Risqué – the market leader in nail polish in Brazil
•	Bozzano – the market leader in men’s care in Brazil
•	Paixão – largest skin care brand in Brazil
•	Biocolor – a best-selling hair colorant in Brazil

The Beauty Business comprises state of the art manufacturing and distribution facilities in the state of Goias, with critical mass go to market capabilities complemented by a proven management team. As a result, it provides an excellent platform to integrate the existing small Coty business as well as the larger Procter & Gamble Specialty Beauty business in Brazil. The latter is expected to be merged into Coty in the second half of calendar 2016, subject to regulatory clearances and other customary closing conditions.

Bart Becht, Interim CEO and Chairman of Coty, commented: “We are excited to announce the acquisition of the Beauty Business of Hypermarcas, a leading beauty and personal care business in one of the world’s most important retail markets. We expect that the strength of the brands, the impressive leadership team and its robust infrastructure will enhance Coty’s competitive position and very much complement our contemplated merger with the P&G Specialty Beauty Business. Today’s announcement is another step in our progression towards creating a pure-play global leader and challenger in Beauty.”

The transaction is subject to regulatory clearances and other customary closing conditions. The transaction is expected to be closed in two stages by end of March 2016.

As a reminder, Coty will release fiscal 2016 first quarter financial results before the open of the U.S. equity markets on the morning of Thursday, November 5, 2015. On that date, at 9:00 a.m. ET, Coty will webcast live its conference call discussing its results, business outlook and recent corporate developments, including the Beauty Business acquisition. Bart Becht and Patrice de Talhouët, Executive Vice President and Chief Financial Officer, will host the call. Those wishing to access the webcast can do so at http://investors.coty.com. The webcast will also be archived on the website.

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such leading power brands as Adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements. These forward-looking statements reflect Coty’s current views with respect to the completion of the transaction with Hypermarcas S.A. (“Hypermarcas”). These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “expect,” “should,” “would,” “could,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” “opportunity,” “potential,” and similar words or phrases. Actual results may differ materially from the results predicted due to risks and uncertainties including inaccuracies in our assumptions in evaluating the transaction, difficulties in integrating the Beauty Business into Coty and other difficulties in achieving the expected benefits of the transaction. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of Coty, which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction with Hypermarcas include, but are not limited to: uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; economic conditions with respect to the markets in which the Beauty Business operates; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of Coty following completion of the proposed transaction; the ability of Coty to achieve synergies or market expansion contemplated by the proposed transaction within the expected time frame; the ability of Coty to promptly and effectively integrate the Beauty Business into Coty; the effects of the business combination of Coty and the Beauty Business, including Coty’s future financial condition, operating results, strategy and plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. More information about potential risks and uncertainties that could affect Coty’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and other periodic reports Coty has filed and may file with the Securities and Exchange Commission from time to time. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, Coty undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations:
Kevin Monaco, 212-389-6815
or
Corporate Communications:
Jessica Baltera, 212-389-7584